Exhibit 99.2

Intra-Cellular Therapies Reports Fourth Quarter and Full-Year 2014 Financial Results and Provides Corporate Update

NEW YORK, March 12, 2015 /GLOBE NEWSWIRE/ — Intra-Cellular Therapies, Inc. (NASDAQ: ITCI), a biopharmaceutical company focused on the development of therapeutics for central nervous system (CNS) disorders, today announced its financial results for the fourth quarter and year ended December 31, 2014, and provided a corporate update.

Selected Fourth Quarter and Year End 2014 Financial Results

The Company reported a net loss of $15.2 million, or $(0.52) per share (basic and diluted), for the fourth quarter of 2014 compared with a net loss of $8.0 million, or $(0.36) per share (basic and diluted), for the fourth quarter of 2013. The Company reported a net loss of $30.7 million, or $(1.07) per share (basic and diluted), for the full year ended December 31, 2014 compared with a net loss of $26.9 million, or $(1.56) per share (basic and diluted), for the same period in 2013.

Research and development (R&D) expenses for the fourth quarter of 2014 were $11.6 million, compared to $6.1 million for the fourth quarter of 2013. For the full year ended December 31, 2014, R&D expenses were $21.2 million, compared to $23.0 million for 2013. The decrease year over year is due primarily to costs associated with outside clinical testing for our ITI-007 Phase 2 clinical trial that was completed in late 2013, offset by increased costs incurred in the fourth quarter of 2014 as a result of the initiation of our ITI-007 Phase 3 clinical trial.

General and administrative (G&A) expenses were $3.7 million for the fourth quarter of 2014, compared to $2.7 million for the fourth quarter 2013. For the full year ended December 31, 2014, G&A expenses were $10.3 million, compared to $6.0 million for the prior-year period. These increases were primarily due to increased stock option expense in 2014 related to options granted in 2014, and increased labor and related benefit costs, with the remainder comprised of higher professional fees, directors’ and officers’ insurance costs, and board of directors compensation due to being a public company.

Cash, cash equivalents and investment securities totaled $129.6 million at December 31, 2014, compared to $37.2 million at December 31, 2013. The increase is due to the Company raising net proceeds of approximately $115.4 million in a public offering of its common stock during the first quarter of 2014, offset by cash used in operations during the year. On March 11, 2015 the Company completed an underwritten public offering of its common stock for gross proceeds of approximately $130 million and net proceeds of approximately $121.4 million, after deducting underwriting discounts and commissions and estimated offering expenses.

The Company expects that its existing cash, cash equivalents and investment securities will be dedicated primarily to the ITI-007 clinical platform and pre-clinical activities. To a much lesser extent, funds will be used for other development programs the Company is undertaking, including our phosphodiesterase (PDE) programs.

Corporate Highlights

•	Clinical conduct for the ITI-007-301 Phase 3 clinical trial in schizophrenia is ongoing. The Company anticipates topline results from this trial could be available as early as the fourth quarter of 2015. In addition, the Company expects to initiate a second Phase 3 clinical trial of ITI-007 in schizophrenia in the first half of 2015.

•	The Company received gross proceeds of approximately $130 million from a follow on offering in March 2015, with net proceeds of approximately $121.4 million. With the proceeds from this offering, the Company plans to broaden its development strategy for ITI-007 to expand the scope of clinical studies that will examine ITI-007 for the treatment of behavioral disturbances associated with dementia, bipolar disorder and depression. Additionally, the Company plans to accelerate progress of its ITI-007 long acting injectable development program.

•	In the fourth quarter of 2014, the Company reported positive safety and tolerability data from the ITI-007-200 trial in healthy geriatric subjects and in elderly patients with dementia. In 2015, the Company intends to initiate a randomized, double-blind, placebo-controlled clinical trial evaluating efficacy of ITI-007 in patients with behavioral disturbances associated with dementia, including Alzheimer’s disease.

•	The Company expects to announce topline results from the ITI-007 positron emission tomography (PET) study in patients with stable schizophrenia in 2015.

“We are pleased with the continued progress we have made on our ITI-007 clinical programs and on our other preclinical programs in 2014 and in 2015. We look forward to announcing topline data from the first ITI-007 Phase 3 clinical trial in schizophrenia in late 2015,” said Dr. Sharon Mates, Chairman and CEO of Intra-Cellular Therapies. “Individuals with schizophrenia are in need of effective treatment options that will make a meaningful impact in their ability to engage in social interactions and integrate more fully into their families and workplaces. The recently completed public offering places us in a strong financial position to continue development of ITI-007 and to broaden the scope of the program with the objective of offering meaningful improvements in the management of several serious neuropsychiatric and neurological disorders.”

About Intra-Cellular Therapies

Intra-Cellular Therapies is developing novel drugs for the treatment of neuropsychiatric and neurodegenerative diseases and diseases of the elderly, including Parkinson’s and Alzheimer’s disease. The Company is developing its lead drug candidate, ITI-007, for the treatment of schizophrenia, behavioral disturbances in dementia, bipolar disorder, depression and other neuropsychiatric and neurological disorders. ITI-007 is in Phase 3 clinical trials as a first-in-class treatment for schizophrenia. The Company is also utilizing its phosphodiesterase platform and other proprietary chemistry platforms to develop drugs for the treatment of CNS and other disorders.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, our expected use of our cash, cash equivalents and investment securities; our clinical and nonclinical development plans, including our expectations concerning the timing of trials and studies and the availability of data, under the caption “Corporate Highlights;” and our research and development efforts and plans under the caption “About Intra-Cellular Therapies.” All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to the following: our current and planned clinical trials and other studies for ITI-007 and our other product candidates may not be successful or may take longer and be more costly than anticipated; product candidates that appeared promising in earlier research and clinical trials may not demonstrate safety and/or efficacy in larger-scale or later clinical trials; our reliance on collaborative partners and other third parties for development of our product candidates; and the other risk factors discussed under the heading “Risk Factors” contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on March 4, 2015, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the SEC. All statements contained in this press release are made only as of the date of this press release, and we do not intend to update this information unless required by law.

Contact:

Intra-Cellular Therapies, Inc.

Juan Sanchez, M.D.

Vice President, Corporate Communications and Investor Relations

212-923-3344

Burns McClellan, Inc.

Lisa Burns/Nancy Yu (Investors)

Justin Jackson (Media)

jjackson@burnsmc.com

212-213-0006

INTRA-CELLULAR THERAPIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014 (1)	2013 (1)
Revenues	$65,862	$827,531	$577,301	$2,737,002
Costs and expenses:
Research and development	11,641,009	6,129,675	21,226,345	23,027,578
General and administrative	3,721,923	2,730,691	10,337,679	5,976,276

Total costs and expenses	15,362,932	8,860,366	31,564,024	29,003,854

Loss from operations	(15,297,070)	(8,032,835)	(30,986,723)	(26,266,852)
Interest income	99,540	18,028	303,936	29,617
Interest expense	—	(8,003)	(7,073)	(612,963)
Income taxes	(1,600)	(18,000)	(1,600)	(18,000)

Net loss	$(15,199,130)	$(8,040,810)	$(30,691,460)	$(26,868,198)

Net loss per common share:
Basic & Diluted	$(0.52)	$(0.36)	$(1.07)	$(1.56)
Weighted average number of common shares:
Basic & Diluted	29,431,302	22,138,960	28,650,067	17,260,768

(1)	The condensed consolidated statements of operations for the years ended December 31, 2014 and 2013 have been derived from the financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

INTRA-CELLULAR THERAPIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2014 (1)	December 31, 2013 (1)
Assets
Current assets:
Cash and cash equivalents	$61,325,044	$35,150,924
Investment securities, available-for-sale	68,320,672	2,000,000
Accounts receivable	51,603	336,318
Prepaid expenses and other current assets	1,288,953	762,243

Total current assets	130,986,272	38,249,485
Property and equipment, net	54,553	68,272
Other assets	70,944	131,555

Total assets	$131,111,769	$38,449,312

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,052,765	$3,395,067
Accrued and other current liabilities	7,529,241	2,611,091
Accrued employee benefits	975,058	827,879

Total current liabilities	10,557,064	6,834,037
Stockholders’ equity:
Common stock, $.0001 par value: 100,000,000 shares authorized; 29,499,059 and 22,159,446 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	2,950	2,216
Additional paid-in capital	208,912,345	89,177,556
Accumulated deficit	(88,255,957)	(57,564,497)
Accumulated other comprehensive loss	(104,633)	—

Total stockholders’ equity	120,554,705	31,615,275

Total liabilities and stockholders’ equity	$131,111,769	$38,449,312

(1)	The condensed consolidated balance sheets at December 31, 2014 and 2013 have been derived from the financial statements but do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.